MASTER SERVICES AGREEMENT

© MULTI-STRAT RE 2014

MASTER SERVICES AGREEMENT

(the “Agreement”)

Between

MULTI-STRAT RE LTD., a special purpose insurer incorporated in Bermuda
(the “Service Provider,” hereinafter referred to as “MSRE”)

And

RESOURCE RE, LTD., a Class 3A insurer incorporated in Bermuda
(the “Retrocessionaire,” hereinafter referred to as “PRe)

(MSRE and PRe are individually referred to herein as a
“Party” and collectively as the “Parties”)

RECITALS

A.

The Parties intend to enter into this Agreement to be executed as a deed pursuant to which MSRE will provide certain services, in Bermuda, to PRe related to the administration of the business reinsured by PRe under a quota share retrocession agreement between PRe and MSRE dated as of the date hereof (the “Quota Share Retrocession Agreement”), a copy of which is included herein as Appendix 1.

B.

In accordance with the terms and conditions set forth in this Agreement, including the Appendices and Schedules hereto (collectively referred to hereinafter as the “Agreement”), MSRE, as the Service Provider, agrees to provide to PRe, and PRe, as the Retrocessionaire, agrees to accept, the services as described in this Agreement.

In consideration of the mutual covenants contained and on the terms and conditions set forth in this Agreement, the Parties agree as follows:

ARTICLE 1 - INTERPRETATION

A.	Appendix 1, “Quota Share Retrocession Agreement,” hereto and Appendix 2, “MSRE Underwriting Guidelines,” are integral parts of this Agreement.

B.

The definitions contained in the Quota Share Retrocession Agreement will, except where the context otherwise requires or where otherwise defined herein, have the same meanings in, apply in the same way to, and take effect in this Agreement and in the Recitals hereto as if the same were set out in this Agreement.

C.	The following Schedules included herein are supplements to this Agreement and are intended to provide additional supporting information:

	(i)	Schedule I – MSRE Cedent Reinsurance Agreements Non-Recourse Addendum

	(ii)	Schedule II – Reports and Accounts

	(iii)	Schedule III – Fees and Performance Incentives

ARTICLE 2 – SERVICES PROVIDED

A.	In respect to and for the duration of the Business Covered, PRe authorizes MSRE, and MSRE agrees that it, will provide the following services (the “Services”):

	(i)	underwrite the Business Covered, which Business Covered will include an agreement that contains the Non-Recourse Contract Addendum as set out in Schedule I hereto;

	(ii)	collect and process the premiums related to the Business Covered;

	(iii)	pay brokerage, commissions, excise and/or other jurisdictional Tax, and other Acquisition Costs related to the Business Covered;

	(iv)	establish Loss, ALAE, and ULAE reserves, and settle Losses for the Business Covered, including Loss-related expenses, namely, ALAE and ULAE;

	(v)	collect and remit any required Tax due from PRe, including excise taxes, premium taxes, and/or other applicable insurance-related Tax;

	(vi)	determine and direct the periodic amounts that are to be funded by PRe, hereinafter referred to as the Loss Fund;

	(vii)	prepare periodic analyses and reconciliations of the Premium Monies Account;

(viii)	authorize the funding for Loss and Loss-related expense payments for the Business Covered from PRe’s Loss Fund;

(ix)	represent PRe in negotiations with respect to Loss-related matters, including disputes;

(x)

when applicable, and as agreed to in advance in writing by the Parties, negotiate and place any PRe-specific purpose reinsurance on behalf of PRe and with PRe’s agreement (e.g., a stop-loss reinsurance arrangement, commutation, etc.);

(xi)	liaise with the BMA and/or other regulatory authorities on behalf of PRe; and

(xii)	perform other customary administrative activities in support of PRe with respect to the Business Covered.

B.

Nothing in this Agreement is to be construed as (i) granting authority to MSRE beyond that specifically defined in this Agreement, (ii) permitting MSRE to act, or to hold itself out as having authority to act, on behalf of PRe where such authority does not exist or no longer exists under this Agreement, or (iii) altering or detracting from the several liability of PRe.

C.

In consideration for the Services, MSRE is to receive the MSRE Retrocession Commission and the Underwriting Performance Incentive as set out in the Quota Share Retrocession Agreement and the Revenue Sharing Fee arrangement pursuant to a Revenue Sharing Agreement between MSRE and the applicable PRe asset managers, which fees are set out in Schedule III, hereto.

ARTICLE 3 – TERM

This Agreement will be continuous and will take effect at 12:01 A.M., Atlantic Time, July 1, 2014, and will remain in effect continuously until terminated in accordance with the provisions of this Agreement.

ARTICLE 4 – TERMINATION

A.

In the event that the Quota Share Retrocession Agreement is terminated in accordance with the terms and conditions thereof, either Party may terminate this Agreement by giving thirty (30) days advance written notice to the other Party.

B.

In the event that Robert Forness is no longer employed as Chief Executive Officer of MSRE and a replacement, with suitable insurance and insurance operational experience as determined by the MSRE board of directors acting reasonably upon consultation with PRe, is not employed full-time within [***Confidential Treatment Requested***] from the start of any such non-employment, PRe may terminate this Agreement by giving thirty (30) days advance written notice to MSRE.

C.

In the event of a termination of this Agreement, the Services are to continue without interruption until all of the risks and exposures of the Business Covered prior to such termination have expired or have been settled in accordance with the Quota Share Retrocession Agreement, subject to MSRE receiving the applicable fees for the Services in accordance with this Agreement and the Quota Share Retrocession Agreement, including, for clarity, the Revenue Sharing Fees payable to MSRE by the applicable asset manager of PRe in accordance with the terms of the relevant Revenue Sharing Agreement between MSRE, PRe, and such asset manager.

ARTICLE 5 – RECORDS AND RECORDKEEPING

A.

MSRE and/or its Agents will either establish and maintain, or work with the relevant third- party service providers, to establish and maintain complete and accurate records that relate to all of the MSRE Assumptions, and separate records with respect to the Business Covered, including:

	(i)	records of the “Production Pipeline” that document the potential MSRE Assumptions for the Business Covered to be ceded to PRe;

(ii)

documents that support MSRE’s underwriting of all of the insurance/reinsurance contracts that relate to the Original Policies assumed by MSRE and retroceded to PRe will include, at a minimum, copies of all (a) coverage submissions, (b) underwriting memoranda, (c) pricing models and related memoranda, and (d) final insurance/reinsurance contracts;

	(iii)	broker contracts, statements, and commission records that relate to the MSRE Assumptions;

(iv)

documents that support the Losses and Loss-related expenses, including claim file documentation that supports all (a) Loss notifications, (b) Loss adjudication files, (c) Loss and Loss-related expense records, (d) Loss dispute files, and (e) Loss resolution records;

	(v)	documents that support Cedent Profit Commissions, if any;

	(vi)	records of deposits into, and drawdowns from, PRe’s Loss Fund;

	(vii)	records that relate to the Premium Monies Account, including premium receipts, premium-related deductions (e.g., commissions, fees, etc.), and Losses and Loss- related expense payments;

(viii)	records that support MSRE-related fees, including performance-based and incentive-related fees;

(ix)	records that set forth the payees, amounts, and descriptions of the Acquisition Costs incurred by MSRE;

(x)	records as required by Tax and/or other applicable regulatory authorities; and

(xi)	records related to required communications with the BMA and/or any other applicable regulatory authorities.

B.

MSRE and/or its Agents will provide, or direct that MSRE’s relevant third-party service providers provide, PRe and/or PRe’s designated representative with financial, regulatory, and statistical reports as detailed and in the manner set out in Schedule II hereto.

C.

MSRE and/or its Agents will retain, or direct that MSRE’s relevant third-party service providers retain, all accounts and records, as set forth in this Article and as set out in Schedule II for a minimum of seven (7) years or as otherwise required by regulatory and/or legal requirements.

D.

PRe will have access to, and the right to copy, all of the records referred to in Article 5 above and all other accounts and records that relate to the Business Covered in a form usable by PRe, provided that such access to such accounts and records will be maintained and made available only in Bermuda in an electronic format to PRe and/or to PRe’s designated representatives.

ARTICLE 6 – AUDITS AND INSPECTIONS

A.

MSRE and/or its Agents will make available all relevant accounts, records, calculations, statistical information, systems, and process information related to this Agreement for inspection, in Bermuda in electronic format, without any restriction or limitation, by PRe, its auditors, actuaries, underwriters, claims adjusters, other PRe appointed representatives, or other retrocessional reinsurers at any time during normal business hours in Bermuda.

B.

MSRE will undertake to deal openly and cooperatively with any applicable regulatory or supervisory body in relation to the operation of this Agreement. MSRE and/or its Agents will permit any regulatory body with jurisdiction over MSRE and/or PRe to access its business premises where MSRE and/or its Agents carry on business that is the subject of this Agreement.

C.

Unless prohibited by law, MSRE will inform PRe within seven (7) business days of any regulatory agency notice of audit, examination, or inspection that relates to MSRE’s and/or PRe’s records that are the subject of this Agreement.

ARTICLE 7 – PREMIUM MONIES ACCOUNT

A.	All funds received by MSRE related to the MSRE Assumptions will be held by MSRE and/or its Agents in a fiduciary capacity.

B.

All premium receipts received related to the MSRE Assumptions will be deposited into a Premium Monies Account in MSRE’s name, with those funds being held on behalf of the Retrocessionaires, including PRe.

C.

The Premium Monies Account will be held, in MSRE’s name, at HSBC Bermuda, or such other financial institution as is acceptable to the Retrocessionaires, including PRe, and any required approval will not be unreasonably withheld.

D.

Funds deposited/held in the Premium Monies Account, net of (i) deductions (e.g., Brokerage Commissions, Ceding Commissions, and the MSRE Retrocession Commission), (ii) amounts transferred to the Loss Fund, (iii) Cedent Profit Commissions, plus (iv) interest earned on the Premium Monies Account, and (v) salvage and subrogation recoveries, are to be transferred to PRe’s Asset Management Account in proportion to PRe’s participation in the MSRE Assumptions for the Business Covered.

E.

MSRE will not use the funds held in the Premium Monies Account for any purpose other than for the purpose of settling accounts related to the MSRE Assumptions for the Business Covered, including, as applicable, making payments for any (i) Brokerage Commissions or related fees, (ii) Ceding Commissions, (iii) the MSRE Retrocession Commissions, (iv) premium refunds, (v) Loss and Loss-related expense payments, (vi) any other PRe reinsurance premiums, (vii) Cedent Profit Commission, and (viii) MSRE’s Underwriting Performance Incentive, as set forth in this Agreement and in the Quota Share Retrocession Agreement.

F.

Unless otherwise agreed to, in writing, by the Parties, the Premium Monies Account will retain no more than [***Confidential Treatment Requested***] of estimated Loss and Loss-related expense payments for PRe’s portion of the Business Covered in the Premium Monies Account.

G.	PRe is obligated to ensure that there is adequate funding for its obligations pursuant to contractual, legal, and regulatory requirements.

H.

With respect to the Premium Monies Account, and for avoidance of doubt, and without prejudice to Paragraph A of this Article, MSRE will not invest funds held in the Premium Monies Account, in any way, without the prior written approval and consent of the Retrocessionaires, including PRe.

I.	Funds held in the Premium Monies Account will not be commingled with any other MSRE general or operating account.

J.

The Premium Monies Account will be (i) identified in MSRE’s books and records as being held by MSRE on behalf of the Retrocessionaires, including PRe, (ii) reconciled on a regular basis, not less than monthly, and (iii) records with respect thereto are to be retained, and made available, for inspection by PRe and/or its authorized representatives.

K.

Within thirty (30) days following the end of every month, MSRE will provide a monthly reconciliation of PRe’s portion of the Premium Monies Account to PRe. Read-only electronic access will be available for designated PRe representatives.

L.

PRe and/or its authorized representatives will have the right at any reasonable time, in Bermuda, without restriction or limitation to (i) inspect and audit the Premium Monies Account-related records, (ii) make copies or extracts of any such records in Bermuda, and (iii) make copies or extracts of any such records with respect to PRe’s proportion of the amounts and/or balances related to the Premium Monies Account.

M.

MSRE will take all reasonable steps as may be requested by PRe to put the bank(s) holding the Premium Monies Account on notice as to the nature of that account and that the subject bank(s) is not entitled to any charge, encumbrance or lien, or right of set-off, combination, compensation, or retention against the funds held in the Premium Monies Account.

N.

Unless otherwise directed by PRe, or where required by any statute, law, or regulation, PRe will be credited with, and will retain for its own use and benefit, any interest that accrues on the Premium Monies Account in proportion to PRe’s interest in that account.

ARTICLE 8 – REINSURANCE PRODUCTION SOURCES

A.

MSRE may, in addition to its own resources, use other production resources to produce insurance/reinsurance business that is the subject of this Agreement. Compensation paid to any such other production sources will be consistent with industry standards. Other production sources can include, but are not limited to:

	(i)	brokers;

	(ii)	specialist underwriters;

	(iii)	professional advisors;

	(iv)	captive insurers and/or captive managers;

	(v)	other insurers and reinsurers; and

	(vi)	MGA/MGU, risk purchasing group/risk retention group, or other risk-pooling organizations.

B.

MSRE will not enter into a premium financing arrangement directly with an insurance/ reinsurance company. Where MSRE is aware, or made aware, that a third party has entered into a premium financing arrangement, that arrangement will be solely in the name and entirely for the account of the reinsured, and MSRE and PRe will have no responsibility, or liability, for any such third-party arrangement.

ARTICLE 9 – MSRE UNDERWRITING GUIDELINES

The MSRE Underwriting Guidelines are included as Appendix 2 hereto and are an integral part of this Agreement and are binding on MSRE, and may not be amended without written agreement by the Parties.

ARTICLE 10 – CLAIMS SETTLEMENT AUTHORITY AND GUIDELINES

MSRE is authorized to settle Losses on behalf of PRe on the terms and conditions set forth in the Quota Share Retrocession Agreement, which terms and conditions are further supplemented by the following:

(i)

All claim and Loss files that are, in any way, related to the MSRE Assumptions, will be the joint property of MSRE and the Retrocessionaires, including PRe. In the event of an order of liquidation of MSRE, such files will become the sole property of the Retrocessionaires, including PRe, or any respective estates thereof, but MSRE will have reasonable access to and the right to copy some or all of such files prior to any such file transfer in a timely manner.

(ii)

Any Loss settlement authority granted to MSRE will be terminated as a result of alleged or actual willful negligence, bad faith, and/or fraud on written notice by PRe. PRe, or any other Retrocessionaire, may suspend MSRE’s settlement authority during the pendency of any dispute for cause of termination. Nothing in this paragraph is intended to relieve MSRE or PRe, or any Retrocessionaire, of any other contractual obligation attributable to the Business Covered.

ARTICLE 11 – USE OF AGENTS

A.

MSRE will disclose to PRe all delegations of authority to its Agents. All delegations of authority by MSRE to its Agents will be in writing, and any such written delegation will (i) include the authorities so delegated, (ii) stipulate that the delegation is solely between MSRE and the Agents, and that no employment relationship exists, or is intended to exist, between the Agents and PRe, and (iii) provide for a right of access and audit authority of the records of those Agents to MSRE, PRe, and/or their respective representatives.

B.	MSRE may enter into subcontracting agreements with outsourced service providers and third-party vendors for, among others, the following services:

(i)

underwriting services, provided that all subcontracted underwriters are properly licensed and have significant experience in the required insurance specialty. No subcontracted underwriter may bind insurance/reinsurance on behalf of MSRE, and, therefore, has no authority to bind reinsurance on behalf of Pre;

(ii)

third-party administration of claims, provided that all subcontracted claims adjusters will have significant experience in the required insurance specialty, and, as may be required, be properly licensed;

	(iii)	legal services;

	(iv)	corporate secretarial services;

	(v)	accounting services; and

	(vi)	auditing services.

ARTICLE 12 – LICENSES

A.

MSRE and PRe, where relevant and applicable, will ensure that their respective directors, officers, partners, Agents, and others identified and/or referred to in this Agreement, or in the Quota Share Retrocession Agreement, maintain all necessary licenses, authorizations, registrations, and qualifications to perform the duties set forth in this Agreement and in the Quota Share Retrocession Agreement.

B.

With respect to the performance of MSRE’s services and duties under this Agreement, it is also the responsibility of MSRE to ensure that all reinsurance bound or accepted, as necessary or required, is transacted through a properly licensed intermediary.

ARTICLE 13 – DATA PROTECTION

MSRE and PRe will comply with their respective obligations under any relevant local data protection legislation, whether as a data controller or as a data processor. In addition, MSRE is to:

(i)

only carry out processing for the purpose of providing reinsurance to Cedents and prospective Cedents, including (a) processing premiums and premium-related expenses, and Losses and Loss-related expense payments related thereto, (b) purchasing and servicing reinsurance protections, and (c) providing any reasonable information required by PRe;

(ii)

implement appropriate technical and organizational measures to protect data against (a) unauthorized or unlawful processing of data or transactions, (b) unauthorized or unlawful access of data, and (c) accidental destruction or loss of any such data;

(iii)	notify PRe within five (5) business days, of MSRE’s awareness or knowledge of a data security breach or event; and

(iv)	provide information to PRe, or its representatives, in Bermuda, as is reasonably required to allow PRe to respond to appropriate personal data access rights requests and/or data security breaches.

ARTICLE 14 – BUSINESS CONTINUITY AND DISASTER RECOVERY

MSRE’s business continuity and disaster recovery plan will describe, in prudent detail, steps that MSRE and/or its Agents, are to take to ensure MSRE’s ability to perform their respective obligations under this Agreement. To ensure compliance with that concept, MSRE is to:

(i)	implement and maintain, for the duration of this Agreement, an adequate business continuity and disaster recovery plan, a copy of which will be made available to PRe, in Bermuda;

(ii)

cause its Agents, as applicable, to implement and maintain, for the duration of this Agreement, an adequate business continuity and disaster recovery plan, and MSRE will obtain documentation in support of all such plans and/or access thereto or obtain a copy of any third-party review of any such plan by a qualified independent party, pursuant to applicable industry standards; and

(iii)

notify PRe of any material differences identified in any such plan or any significant changes that MSRE and/or its Agents make to their respective plans that may have a serious, or material, effect on MSRE’s ability to perform its duties under this Agreement.

ARTICLE 15 – MSRE INDEMNITY INSURANCE

For the duration of this Agreement, MSRE will:

(i)

maintain adequate and appropriate insurance, acceptable in form and amount to PRe, and the other Retrocessionaires, that provides coverage in connection with the operation of this Agreement for any liability arising out of the negligent acts, errors, or omissions by MSRE and/or any MSRE director, officer, affiliate, employee, and/or Agent, and includes coverage that, at a minimum, includes exposure protection related to errors and omissions and MSRE’s fiduciary responsibilities, including those related to MSRE’s directors, officers, employees, and Agents;

(ii)

confirm to PRe that MSRE’s Agents arrange adequate and appropriate indemnity insurance with respect to their roles, actions, and obligations in connection with this Agreement for any liability arising out of the negligent acts, errors, or omissions of their respective directors, officers and/or owners, and employees as regards to the MSRE Assumptions and the Business Covered;

(iii)	confirm, in writing to PRe, and/or PRe’s representatives, no less frequently than annually, the continued existence of such insurance as is required by this Article; and

(iv)	inform PRe, in writing within twenty (20) days, of any change to the indemnity insurance coverage carried by MSRE and/or its Agents in connection with this Agreement.

ARTICLE 16 - CONFIDENTIALITY

A.

Each of the Parties hereto undertakes that it will not at any time disclose, in any manner, to a person or entity that is not an authorized agent or representative of a Party, any Confidential Information (defined in Article 16B) that is received or obtained directly or indirectly as a result of entering into or performing services or activities pursuant to this Agreement, except as expressly permitted in writing by the other Party and/or as set forth in this Article.

B.

Confidential Information includes, but is not limited to, information that relates to the business affairs, strategies, and commercial and technical knowledge of the Parties that is not otherwise known by the public or required to be disclosed by regulation or law.

C.	Confidential Information may be disclosed by the Parties:

(i)

to their respective employees, officers, directors, external auditors, professional advisors, or consultants who need to know such information for purposes of enabling the other Party to carry out its obligations under this Agreement.

(ii)	where the Confidential Information is, or comes to be, known in the public domain other than as a result of a breach of this Article.

(iii)	where the Confidential Information is already known by another party in circumstances where that party was not bound by any form of confidentially obligation; and

(iv)

where required by law, court order, or governmental or regulatory authority, provided that, subject to any legal or regulatory obligations that apply to a Party, that Party gives notice in writing to the other Party that it proposes to disclose the Confidential Information.

D.

In performing its obligations under this Agreement, and in accordance with industry practice, MSRE could be, or may be, required to sign a non-disclosure agreement (“NDA”) with individual Cedents or potential Cedents and, in respect thereof, and although MSRE will make all reasonable efforts to ensure that it is able to disclose information to PRE, MSRE may be restricted pursuant to the NDA in the information it may provide to PRe. Further, PRe may also be bound by any such NDA and will not be permitted to disclose any such Confidential Information as to an individual Cendant, or potential Cedent, unless otherwise provided for in the subject relevant NDA.

E.	The confidentiality obligations under this Article will cease one (1) year after the expiry of all Business Covered or the expiry of the last NDA, whichever is later.

ARTICLE 17 - BOARD MEETING OBSERVATION AND PARTICIPATION RIGHTS

A.

The PRe will be entitled to have one representative attend the regularly scheduled quarterly meetings of the MSRE Board of Directors in a nonvoting observer capacity and to receive notice of all such meetings; provided that such observer attends personally in Bermuda, and that PRe will, and will cause each of its representatives who may have access to any of the information made available at any meeting of the MSRE Board of Directors or provided by MSRE to its Board of Directors, hold in confidence and not disclose or use, directly or indirectly, any such information, other than in connection with PRe’s rights and obligations under this Agreement.

B.

Prior to the first MSRE Board of Directors Meeting of the year, PRe will be entitled to vote, along with each other participating reinsurer, to elect a single Board Member to represent the participating reinsurers during MSRE Board of Director Meetings. The elected representative is subject to MSRE Board of Director approval, which is not to be unreasonably withheld. The costs associated with this Board Member will be borne collectively by the participating reinsurers.

ARTICLE 18 – CONFLICTS OF INTEREST

A.

Each Party will disclose to the other Party immediately upon becoming aware of such conflict or potential conflict, all relationships that may be considered or viewed by either of the Parties as a current and/or potential conflict of interest, including, but not limited to, any:

(i)	material direct or indirect ownership or economic interests that involve transactions or relationships that arise during the course of this Agreement or the Quota Share Retrocession Agreement;

(ii)

relationships with current and/or potential Agents, subcontractors, and/or other service providers in respect of services to be provided under this Agreement or the Quota Share Retrocession Agreement; and

(iii)

relationships, either directly or indirectly, of any family member of a person affiliated or associated with either Party, with an insurance/reinsurance company, or an existing or potential Cedent in respect of services to be provided under this Agreement or the Quota Share Retrocession Agreement.

B.

An identified relationship will not be treated as contravening this Article if such relationship is fully disclosed between the Parties, including the nature of the relationship and the parties involved. If any such relationship has been fully disclosed between the Parties and the Parties agree, in writing, the subject relationship, interest, and/or transaction can continue to exist and/or proceed despite that potential conflict of interest.

ARTICLE 19 – COMPLIANCE WITH LAWS AND REGULATIONS

The Parties, without prejudice to any of the rights or obligations otherwise set forth in the Agreement, and as applicable with respect to their respective roles and responsibilities, will:

(i)

comply with all applicable laws for the legal and proper solicitation and handling of all binding reinsurance arrangements with MSRE and Cedents, and will use their best efforts to ensure that any other parties with whom they deal in carrying out their respective duties comply with such applicable laws;

(ii)

not undertake, or cause to be undertaken, any activity in any way that would constitute a criminal act in the jurisdiction in which it is located or doing business, or that would expose one or both of the Parties to any criminal sanction;

(iii)	conduct their respective businesses in accordance with all applicable anti-money laundering and/or any other international economic and/or financial sanction legislation;

(iv)

provide or extend reinsurance coverage for, or pay any Loss or provide any other type of benefit, beyond acceptable facilitation payments, that would expose the Parties to sanction, prohibition, or restriction under any applicable economic or financial sanctions legislation;

(v)

refuse to accept, offer, or facilitate payment, consideration, or any other benefit that constitutes an illegal or corrupt practice contrary to any applicable anti- bribery or anti-corruption legislation; and

(vi)	maintain, on an ongoing basis, appropriate books and records, systems, procedures, and internal controls designed to comply with this Article.

ARTICLE 20 - ARBITRATION

A.

As a precedent to any right of action hereunder, if any dispute should arise between MSRE and PRe with respect to or touching upon this Agreement, including but not limited to its interpretation, formation and validity, or to their respective rights with respect to any transaction that involves both of the Parties, whether any such dispute arises before or after the termination of this Agreement, any such dispute will be resolved through arbitration with a three-person arbitration panel, pursuant to the written request of either Party. Any such arbitration panel will be comprised of three (3) arbitrators, one (1) to be chosen by each Party, and the third by the Parties jointly. If either Party refuses to, or neglects to, appoint an arbitrator within thirty (30) days after the receipt of written notice from the requesting Party that the other Party do so, the requesting Party may appoint two (2) arbitrators, who may appoint a third arbitrator. If the Parties fail to agree in the selection of a third arbitrator within thirty (30) days of the appointment of the two (2) party-appointed arbitrators, then the third arbitrator will be appointed by the Appointments Committee of the Chartered Institute of Arbitrators (Bermuda Branch). If that body fails to appoint an arbitrator within twenty-one (21) days of such request to them, then the appointment will be by the Supreme Court of Bermuda. All arbitration panel members are to be active or retired experienced professional service providers or executives who have extensive insurance or reinsurance experience and who have no conflicts of interest with the subject arbitration proceeding.

B.

The arbitrators will interpret this Agreement and make their decision, and allocate arbitration-related costs, after giving consideration to the custom and usage of the insurance and reinsurance business.

C.

A single signed decision by at least two (2) arbitrators (in the event that any third arbitrator refuses to sign), when filed with the Parties hereto, will be final and binding on both Parties. Based on the final decision of those arbitrators, judgment may be entered in any court having jurisdiction. Any arbitration undertaken with respect to this Agreement is to take place in Bermuda, unless some other venue is mutually agreed to, in writing, by MSRE and PRe.

D.

Unless the Parties otherwise agree, the arbitration will be governed by the laws of Bermuda and the Bermuda International Conciliation and Arbitration Act 1993 (exclusive of the Conciliation part of such Act, including the United Nations Commission on International Trade Law Model Law on International Commercial Arbitration) and/or any statutory amendments or reenactments thereof.

ARTICLE 21 – GOVERNING LAW

This Agreement, including all matters relating to formation, validity, and performance thereof, will be governed by and interpreted in accordance with the laws of Bermuda.

ARTICLE 22 – CURRENCY

Wherever the word “dollar” and/or the “$” symbol appear in this Agreement or any Appendix or Schedule hereto, they mean United States Dollars, unless agreed to in writing by the Parties provided that any non-US dollar denominated MSRE Assumptions will follow the denomination of the currency used in such applicable MSRE Assumptions.

ARTICLE 23 – TAXES

A.	Each Party will be responsible to pay its own taxes.

B.

If PRe is, or becomes subject to premium tax, excise tax, or to any other insurance-related tax (hereinafter referred to as the “Tax”), in the United States, Canada, or elsewhere, PRe agrees to allow, for the purpose of having MSRE pay the Tax, MSRE to deduct from the subject premium collected the applicable percentage of the premium payable, or such other related calculated amount, pursuant to such Tax, to the extent that such premium is subject to the Tax to be paid.

C.

In the event that PRe returns any premium to MSRE, PRe will deduct from the amount of the return premium the same Tax percentage as was allowed when the premium was received, and MSRE and/or its Agent will take all necessary actions to recover the Tax from the U.S. Government or other applicable jurisdictional tax body.

D.

MSRE and PRe will notify the other Party within seven (7) business days of any tax inspection or audit related to the Business Covered and/or the Agreement, and the results of any such tax inspection or audit.

ARTICLE 24 – REPRESENTATIONS, WARRANTIES, AND COVENANTS

A.	Each Party hereby represents and warrants that:

(i)

It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii)

This Agreement (a) has been duly approved by all necessary actions, including any necessary shareholder or membership approval, (b) has been executed by its duly authorized officers, and (c) constitutes a valid and binding agreement enforceable in accordance with its terms.

(iii)

The execution, delivery, and performance of this Agreement (a) have been authorized by all necessary corporate actions by the Parties, and (b) does not violate, conflict with, or cause a default under (i) its articles of incorporation, articles of organization, bye-laws, management agreement, or other organizational document, as applicable, or (ii) any applicable law or regulation, court order, or administrative ruling or decree to which it is a party or to which any of its property is subject, or to any agreement, contract, indenture, or other binding arrangement to which it is a party or to which any of its property is subject.

(iv)

There is no requirement to make any filing with, or give any notice to, any governmental entity or body, or obtain any order, permit, approval, waiver, license, or similar authorization, in connection with the completion of the transactions contemplated by this Agreement.

B.

Each Party covenants to do such things and to execute such further documents and assurances as may be deemed necessary or advisable from time to time to carry out the terms and conditions of this Agreement in accordance with their true intent.

C.

Each of the representations and warranties made by either Party in this Agreement will survive the Termination of this Agreement. All covenants and agreements made by either Party in this Agreement will survive until performed or the obligation to so perform has expired.

ARTICLE 25 – AMENDMENTS

A.

It is hereby understood and agreed that any amendments and/or alterations to this Agreement that are mutually agreed by addendum will be automatically binding on the Parties and will be considered to form an integral part of this Agreement.

B.

All amendments, extensions, cancellations, and/or replacements to the Original Policies will be made strictly in accordance with the requirements imposed by the “MSRE Underwriting Guidelines” included as Appendix 2 to this Agreement, and in compliance with all applicable statutes and regulations.

ARTICLE 26 – THIRD-PARTY RIGHTS

This Agreement is solely between MSRE and PRe, and in no instance will any insured, claimant, or other third party have any rights under this Agreement.

ARTICLE 27 – NOTICES

All notices, directions, requests, demands, acknowledgments, and other communications required or permitted to be given or made under the terms hereof will be in writing and will be deemed to have been duly given or made when transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile (with the exception of notices of termination, first class mail is also acceptable), when addressed as follows:

If to MSRE:	If to PRe:

Multi-Strat Re Ltd.	Resource Re Ltd.
Attn: Robert Forness	c/o Cedar Management Limited
19 Queen Street	Attn: Tom McMahon
Hamilton, HM 11, Bermuda	Continental Building
Email: bob @multistrat.bm	25 Church Street
P.O. Box HM 824
Hamilton HMCX, Bermuda
Email: tmcmahon@cedar.bm

A Party may change the address and/or addressee to which notices and other communications hereunder are to be sent to the other Party by giving the other Party written notice thereof in accordance with this Article.

ARTICLE 28 – ASSIGNMENT

Neither Party may assign this Agreement or any of its obligations hereunder, without the written consent of the other Party; provided, however, that this Agreement will inure to the benefit of and bind those who, by operation of law, become successors to the Parties, including, without limitation, any liquidator, rehabilitator, receiver, or conservator, or any successor merged, amalgamated, or consolidated entity.

ARTICLE 29 – COUNTERPARTS

A.	The use of any of the following will constitute a valid execution of this Agreement or any amendments thereto:

	(i)	paper documents with an original ink signature;

	(ii)	facsimile or electronic copies of paper documents showing an original ink signature; and

	(iii)	electronic records with an electronic signature made via an electronic agent.

B.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ARTICLE 30 – NO PARTNERSHIP

Nothing provided herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between or among any of the Parties.

ARTICLE 31 – FAVORABLE TERMS

If any PRe receives materially better terms and conditions from MSRE under a future Services Agreement, all other active PRe’s will be offered the same terms and conditions. PRe will then have the option, at its sole discretion, of incorporating the same terms and conditions, in the entirety, into its agreements with MSRE. Failure by MSRE to so advise or to permit PRe to exercise this option will be deemed a material breach of this Agreement.

ARTICLE 32 - WAIVER

A waiver by either Party of any breach or default by the other Party will not constitute a continuing waiver or a waiver by such Party of any subsequent act in breach or of default hereunder.

ARTICLE 33 - HEADINGS

The headings used in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement.

ARTICLE 34 - ENFORCEABILITY

If any provision of this Agreement is deemed to be illegal or unenforceable by the laws, regulations, or public policy of any jurisdiction, then such provision will be considered void in such jurisdiction, but that illegal or unenforceable provision will not affect the validity or enforceability of any other provision of this Agreement or the enforceability of any provision in any other jurisdiction.

ARTICLE 35 - ENTIRE AGREEMENT

This Agreement and the Appendices and Schedules hereto constitute the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties with respect to such transactions. There are no representations, warranties, covenants, conditions, or guarantees, expressed or implied, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied, and are not relying, on any other information, discussion, or understanding in entering into and completing the transactions contemplated by this Agreement.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate as a deed by its duly authorized representatives in Hamilton, Bermuda.

By: Multi-Strat Re Ltd.	By: Resource Ltd.

“/s/ Robert J. Forness”	“/s/ Thomas R. McMahon”
Signature	Signature

Robert J. Forness	Thomas R. McMahon
Printed Name	Printed Name

CEO	Director
Title	Title

August 8, 2014	August 11, 2014
Date	Date

“/s/ Joyce Scott”	“/s/Joyce Scott
Witness	Witness

APPENDIX 1 – QUOTA SHARE RETROCESSION AGREEMENT

[Filed as Exhibit 4.8]

APPENDIX 2 – MSRE UNDERWRITING GUIDELINES

[***Confidential Treatment Requested (five pages redacted)***]

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SCHEDULE I – MSRE CEDENT REINSURANCE AGREEMENTS NON-RECOURSE ADDENDUM

Consistent with the rules and regulation applicable to a Bermuda company licensed as a special purpose insurer under the Insurance Act 1978 and its related regulations, the BMA requires non-recourse wording to be incorporated into every reinsurance agreement between MSRE and a Cedent, a portion of which will be retroceded to PRe. Therefore, the addendum set forth below will be included in substantively the same format in each reinsurance agreement entered into by MSRE with a Cedent:

MSRE CEDENT REINSURANCE AGREEMENTS ADDENDUM LANGUAGE

The Reinsurer [i.e., MSRE] is registered as a special purpose insurer in Bermuda under the Insurance Act 1978 and its related regulations and the Reinsurer’s obligations are reinsured 100% by its participating reinsurers (the “Participating Reinsurers”). The obligations of the Reinsurer are fully collateralized by the Collateral provided by the Participating Reinsurers. Therefore, the Reinsured [i.e., the third-party Cedent] will have no recourse to the Reinsurer for payments under this Agreement [i.e., the agreement between the third-party Cedent and MSRE].

No Recourse.

The Reinsured will not have any recourse, direct or indirect, with respect to the obligations of the Reinsurer under this Agreement or any certificate or other writing delivered in connection herewith, against (i) the Reinsurer or any of its assets or property (other than the Collateral), and (ii) any owner of a beneficial interest in the Reinsurer or any partner, beneficiary, officer, director, employee or agent of the Reinsurer. This provision will survive the termination of this Agreement.

Overall Limit of Recourse.

For the avoidance of doubt, the maximum liability of the Reinsurer under this Agreement is limited to the Collateral (the “Overall Limit of Recourse”). Notwithstanding anything to the contrary in this Agreement and/or any other agreement, the liability of the Reinsurer to the Reinsured under this Agreement and all other agreements related to the transactions contemplated by this Agreement is limited to and cannot exceed at any time the Overall Limit of Recourse.

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SCHEDULE II – REPORTS AND ACCOUNTS

[***Confidential Treatment Requested (three pages redacted)***]

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SCHEDULE III – FEES AND PERFORMANCE INCENTIVES

[***Confidential Treatment Requested***]

III - 1